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                                                                   EXHIBIT 10.20


                             BUILD-TO-SUIT AGREEMENT


         This Build-To-Suit Agreement (the "Agreement") is made as of this 29 day of June, 2001 (the "Effective Date"), by and between Conestoga Enterprises, Inc., a Pennsylvania corporation, on behalf of itself and its wholly-owned subsidiaries, Conestoga Mobile Systems, Inc., a Pennsylvania corporation, and Conestoga Wireless Company, a Pennsylvania corporation, (hereinafter collectively referred to as "Conestoga"), with offices located at 661 Moore Road, Suite 110, King of Prussia, Pennsylvania, and MOUNTAIN UNION TELECOM, LLC, a Delaware limited liability company (hereinafter referred to as "Mountain Union"), with offices located at 301 N. Fairfax Street, Suite 101, Alexandria, VA 22314.

                                    RECITALS

         WHEREAS, Mountain Union is in the business of identifying, acquiring, constructing and maintaining sites (collectively the "Sites", and individually a "Site") on which it operates and maintains radio and communications towers, buildings, and related equipment; and

         WHEREAS, Mountain Union, in connection with its construction of communications towers, enters into license agreements with various tenants to utilize space thereon; and

         WHEREAS, Conestoga Wireless Company ("CWC") has been licensed by the Federal Communications Commission ("FCC") to provide certain wireless services in ten (10) counties located in eastern and central Pennsylvania. In connection therewith, Conestoga desires that, pursuant to the terms of this Agreement, Mountain Union identify, acquire, and construct communications towers upon which Conestoga will locate certain wireless equipment and facilities pursuant to the terms of license agreements to be executed by Conestoga and Mountain Union; and

         WHEREAS, the parties are entering into this Agreement in conjunction with, and as an integral part of, the closing of the transactions contemplated by that certain Asset Acquisition Agreement dated as of March 15, 2001 by and between, among others, the parties hereto (the "Asset Acquisition Agreement"); and

         WHEREAS, as a material inducement to Mountain Union's agreement to enter into the transactions contemplated by this Agreement and the Asset Acquisition Agreement, Conestoga has entered into the Conestoga Minimum Tower Commitment as defined in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises, covenants and conditions contained herein, as well as other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:



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         1. Definitions.

            (a) Notwithstanding the meaning ascribed to it in the Asset Acquisition Agreement, as used herein, a "Collocation Tower" means a tower within an Active Search Ring, as defined in Section 4(b) hereof, that is located on real estate zoned (whether prior to or during the Term of this Agreement and whether by zoning classification, variance, or otherwise) to permit the construction and operation of a communications tower with a capacity for use by not less than four (4) FCC-licensed broadband carriers, one of which shall be CWC;

            (b) The "Conestoga Minimum Tower Commitment" has the meaning ascribed to it in Section 7.

            (c) As used herein, the "Territory" means the counties within the State of Pennsylvania in which CWC is licensed or becomes licensed during the Term of this Agreement to operate its PCS Business, as defined in the Asset Acquisition Agreement. As of the Effective Date, the "Territory" consists of the ten (10) counties in eastern and central Pennsylvania identified on Exhibit "D" hereto.

            (d) As used herein, "Site" means a tower, including its equipment, improvements, and the real estate on which it is located.

            (e) As used herein, "Tower" means a tower constructed (or acquired, as the case may be), maintained and operated by Mountain Union pursuant to the terms of this Agreement. "Tower" includes, but is not limited to, a "Collocation Tower" as defined in Section 1(a) above.

         2. Incorporation of Recitals and Exhibits; Exclusivity/Right of First Refusal.

            (a) The above recitals are true and correct and, together with all Exhibits referenced in this Agreement, are hereby incorporated herein and made a part hereof.

            (b) During the Term of this Agreement, as defined below, and any renewal(s) thereof, Conestoga shall exclusively refer all of its requirements for new towers and related facilities required for the build out of its Personal Communications Services ("PCS") network in the Territory to Mountain Union and shall be prohibited from becoming a tenant on any tower owned or operated by any tower company other than Mountain Union in the Territory to the extent that such tenancy would involve or require Conestoga to support or otherwise be involved in the application of the tower company for any zoning, planning, permitting, or other approval in the Territory. In addition, Conestoga shall refer its tower requirements in the Territory to Mountain Union during the period commencing on the Effective Date of the Asset Acquisition Agreement through and including the closing of the transactions thereunder provided, however, that the parties first execute a Confidentiality Agreement in both form and substance mutually acceptable to the parties pursuant to which Mountain Union will agree to treat such requirements as the confidential information of Conestoga pursuant to the terms thereof in the event that the transactions contemplated in the Asset Acquisition Agreement do not close pursuant thereto. If Mountain Union declines the opportunity to build or purchase any such Tower(s) in writing pursuant to the terms of this Agreement (a "Declination" hereunder), then Conestoga may, thereafter, have such tower(s) constructed on Conestoga's behalf for its use and ownership thereof (collectively, the "New



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Conestoga Towers"). Mountain Union shall have the right of first refusal to purchase the New Conestoga Tower(s) pursuant to the terms set forth in Section 8 of this Agreement. The parties agree and acknowledge that during the Term of this Agreement and any renewal(s) thereof, Conestoga shall be prohibited from entering into any agreement of any kind or nature with a third party pursuant to which such third party (or an assignee or designee thereof) would construct a tower(s) (including, without limitation, Collocation Tower(s) and/or related facility(s)) for Conestoga's use in the Territory to the extent that such tower(s)/related facility(s) would be owned and/or operated by any third party following the completion of the same, unless prior to the commencement of the construction -thereof, all of the following have occurred:

                (i) Conestoga has referred its requirements for such tower to Mountain Union pursuant to the terms of this Agreement; and

                (ii) Mountain Union has declined the opportunity to build such tower as provided in Section 4(b) below after Mountain Union's receipt and rejection of the Search Ring submitted by Conestoga; and

                (iii) Conestoga has given Mountain Union not less than ten (10) business days prior written notice of its intention to have such third party construct or acquire such Tower; and

                (iv) Conestoga's tenancy on the tower will not require Conestoga, during the Term of this Agreement, to support or otherwise be involved in any tower company's (other than Mountain Union) application for zoning, planning, permitting, or other approvals for a Site to be owned or operated by such tower company.

In the event that during the Term of this Agreement a Site is built or acquired by Conestoga pursuant to the terms of this Section 2(b), Conestoga reserves the right to hire a contractor of its choice to install and maintain all of Conestoga's equipment at such Site(s).

         3. Term of Agreement.

            (a) This Agreement shall commence on the Effective Date, and shall, unless earlier terminated pursuant to the terms hereof, continue through and including the date which is three (3) years thereafter (the "Term"). In the event that Mountain Union has substantially complied with its obligations hereunder, the parties will, not later than thirty (30) days prior to the end of the Term hereof, negotiate in good faith with respect to the renewal of this Agreement.

            (b) Upon the occurrence of an Event of Default, as defined in
Section 10 hereof, this Agreement may be terminated immediately by the non-defaulting party upon written notice to the defaulting party.

            (c) Neither a termination nor the expiration of this Agreement shall affect:

                (i) The term of any Site License (as defined in Section 6 hereof) entered into by the parties, which shall continue in accordance with its terms and conditions;


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                (ii) any duties or obligations for payment or performance that are or become owing hereunder prior to the effective date of such termination or expiration;

                (iii) any other duties or obligations that expressly survive the termination or expiration hereof; and

                (iv) any obligations, covenants, representations, and warranties under the Asset Acquisition Agreement that survive the expiration or earlier termination thereof.

         4. Designation of Search Ring.

            (a) From time to time during the Term, Conestoga shall identify in writing for Mountain Union Search Rings (as defined herein) within which Conestoga desires to locate wireless telecommunications antennae and related equipment. The parties agree that not later than the Closing Date set forth in
Section 2.10 of the Asset Acquisition Agreement Conestoga shall provide to Mountain Union all Search Rings designated by Conestoga as of such date (collectively, the "Batch Search Ring Submission"). Each Search Ring submitted to Mountain Union by Conestoga shall include the following: (i) a map, topographical drawing, or other rendering, and general latitude and longitude information sufficiently describing the geographic area constituting the Search Ring; (ii) the applicable number or other specified means of designation by which Conestoga identifies the Ring; and (iii) the type and desired number of antennas Conestoga desires to install, the desired mounting height thereof, and any other technical data needed by Mountain Union to evaluate the viability of the Search Ring Request. As used herein, "Search Ring" means a geographic area within the Territory created by Conestoga RF engineer(s) with close attention to technical feasibility, and which shall have the radius designated by CWC (in its commercially reasonable discretion) as being necessary for the deployment of CWC's PCS system. Provided that such are known to Conestoga, each Search Ring shall identify any existing, fully-constructed towers or other communications facilities in operation and readily available for use by CWC in connection with the deployment of its PCS system as of the date of Conestoga's submission of the Search Ring to Mountain Union (each, an "Existing Communications Facility" herein). Nothing in this Agreement shall be construed as prohibiting Conestoga from independently pursuing a collocation opportunity on an Existing Communications Facility provided that Conestoga informs Mountain Union of such election in writing. As part of its submission of each Search Ring to Mountain Union, Conestoga shall use good faith efforts to identify for Mountain Union potentially viable existing structures (for example, buildings, water towers, and the like) that may be used for tower collocation opportunities in the given geographic area.

            (b) Within a commercially reasonable time after Mountain Union's receipt of Conestoga's Batch Search Ring Submission, Mountain Union shall, pursuant to the terms of this paragraph, accept or decline the Site location opportunity within each Search Ring that is a part of such submission. Thereafter (and provided that not more three (3) Search Rings are delivered by Conestoga within a given calendar week, in which case Mountain Union shall have a commercially reasonable period of time in which to respond), Mountain Union shall, pursuant to the terms of this paragraph, accept or decline the Site location opportunity within each Search Ring within ten (10) business days after its receipt thereof. In determining whether to accept or reject a Search Ring, Mountain Union shall utilize the "Search Ring Evaluation Criteria" set forth in Exhibit "E" hereto, and shall act in good faith (not


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arbitrarily or capriciously) in applying such criteria to each Search Ring submitted by Conestoga. In the event that Mountain Union accepts the Search Ring (an "Active Search Ring" herein) in writing, Mountain Union will perform the Tower Development Services that are the subject of this Agreement with respect thereto. The parties agree and acknowledge that if Mountain Union's Search Ring acceptance notice identifies a Potential Site as being viable for the construction or acquisition of a Collocation Tower (as defined in Section 1(a) above) such determination shall be binding on Mountain Union in the event that
(i) the Site is zoned to allow the construction of a Collocation Tower either prior to or during the Term of this Agreement, and (ii) a Tower is constructed or acquired by Mountain Union on the Site pursuant to the terms of this Agreement, whether or not such Tower is a Collocation Tower. In the event that Mountain Union declines the Search Ring after evaluating the Search Ring in accordance with the requirements of this paragraph and the Search Ring Evaluation Criteria, and Conestoga, within two (2) years after its initial tendering of the Search Ring to Mountain Union, constructs (or has constructed) a tower(s) therein, Mountain Union shall have the right of first refusal to purchase such tower(s) pursuant to the terms of Section 8 below.

         5. Tower Development Services. Mountain Union shall perform the following services (the "Tower Development Services" or the "Services" herein) for each Active Search Ring:

            (a) Phase I Services. Within a commercially reasonable time (which time shall not exceed forty-five (45) business days) after its acceptance of any Search Ring that is a part of Conestoga's Batch Search Ring Submission, Mountain Union shall, for each such Active Search Ring, identify for Conestoga in writing: (i) the location of at least three (3) potential Site(s) within the Active Search Ring (each, a "Potential Site"), together with the address, latitude, longitude and ground elevation thereof; (ii) a photo of each Potential Site; and (iii) the property zoning designation applicable to each Potential Site (collectively, the "Phase I Data"). Within a commercially reasonable time after its receipt of the Phase I Data for the Search Rings that are a part of the Batch Search Ring Submission, Conestoga shall inform Mountain Union in writing as to whether it accepts or rejects the Potential Site(s) ("Site Acceptance Notice"). With respect to Search Rings submitted to Mountain Union on an individual basis, within ten (10) business days after its acceptance of a Search Ring, Mountain Union shall identify the requisite Phase I Data therefor in writing. With respect to such individually submitted Search Rings, Conestoga shall provide the Site Acceptance Notice to Mountain Union not later than ten
(10) business days after its receipt of the Phase I Data therefor. In the event that Conestoga accepts a Potential Site, Mountain Union shall promptly commence the performance of Phase II Services with respect thereto.

            (b) Phase II Services. Within a commercially reasonable period of time after it receives a Site Acceptance Notice pertaining to a Potential Site that resulted from Conestoga's Batch Search Ring Submission, and upon receipt of the Testing Data from Conestoga, Mountain Union shall obtain permission from the owner of the Potential Site for drive testing and/or site visits ("Initial Site Tests") and provide Conestoga with such other information and documentation as may be reasonably requested by Conestoga with respect to the Initial Site Tests. For Site Acceptance Notices received by Conestoga on an individual basis, Mountain Union shall, within ten (10) business days after it receives the Site Acceptance Notice and the relevant Testing Data from Conestoga, obtain the requisite authorization from the Potential Site Owner for the Initial Site Test pertaining thereto. As used herein, "Testing Data" means: (i) requested dates and times for the performance of the


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Initial Site Tests; (ii) the proposed scope of the testing (as determined by
Conestoga in its commercially reasonable discretion); (iii) the power requirements applicable to the Initial Site Tests; (iv) the execution of all documents required by the Potential Site owner with respect to the Initial Site Tests; and (v) making the appropriate personnel available to participate in the Initial Site Tests with Mountain Union. Mountain Union shall, in conjunction with Conestoga personnel, conduct the Initial Site Tests on a schedule to be agreed upon by the Potential Site Owner, Conestoga, and Mountain Union.

            (c) Phase III Services. Not later than twenty (20) business days following the completion of the Initial Site Tests, Conestoga shall inform Mountain Union in writing as to whether the Potential Site is approved by Conestoga, which approval shall not be unreasonably withheld ("Site Approval Notice" or "Site Rejection Notice," as the case may be). Upon Mountain Union's receipt of a Site Approval Notice from Conestoga, Mountain Union shall promptly commence commercially reasonable Site Acquisition Efforts with a goal (but not a requirement) toward acquiring such Site within seventy-five (75) business days after the receipt of the Site Approval Notice (the "Site Acquisition Period"). Notwithstanding anything to the contrary in the previous sentence, in the event that, despite Mountain Union's prompt and commercially reasonable Site Acquisition Efforts, it is not able to acquire a Potential Site within the Site Acquisition Period, the parties shall either extend the site acquisition period or work together in good faith to identify an alternative Potential Site within the applicable Search Ring ("Alternate Site"). As used herein, "Site Acquisition Efforts" means good faith, commercially reasonable efforts: (i) to reach an agreement with the Potential Site owner as to the terms on which Mountain Union will acquire via license, easement, leasehold, or purchase of the fee (as determined by Mountain Union in its sole discretion) rights with respect to the Site that will permit the use of the Site for the construction, maintenance, and operation of a Tower and related improvements and facilities; and (ii) to obtain access/egress and utility/telecommunications easements or licenses necessary for Site operation. Mountain Union shall not be obligated to enter into any lease, license, purchase or other agreement of any kind or nature on terms that are not substantially similar to the commercial terms of the Land Leases assigned to Mountain Union pursuant to the Asset Acquisition Agreement or on economic terms that are not acceptable to Mountain Union in its sole reasonable discretion.

            (d) Phase IV Services. In the event that Mountain Union's Site Acquisition Efforts are successful, Mountain Union shall thereafter promptly commence commercially reasonable efforts to obtain all applicable regulatory authorizations for the construction of any improvements located on the Site, including, without limitation, Federal Aviation Administration ("FAA") and FCC approvals, planning and zoning approvals, and such other approvals (e.g., building permits and the like) as may be required to construct and operate the Tower (hereinafter collectively referred to herein as the "Approvals"). Mountain Union shall use commercially reasonable efforts to acquire all Approvals as soon as is commercially practicable provided, however, that Conestoga shall (without cost to Mountain Union) provide reasonable assistance to Mountain Union in seeking the Approvals including, without limitation, the provision of RF support, RF propagation studies, and the provision of testimony and other statements by Conestoga's RF professionals. If Mountain Union, despite its use of commercially reasonable efforts, is not successful in acquiring all Approvals necessary to construct and operate the tower (as well as the acquisition of license/leasehold/easement rights or title to the Site), within one (1) year following its receipt of Conestoga's Site Acceptance Notice ("Approval Period"), Conestoga may, without in any way limiting Conestoga's


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Minimum Tower Commitment, as set forth in Section 7 of this Agreement, revoke such Acceptance upon written notice to Mountain Union. Provided that (i) Mountain Union is not in default of any material obligation hereunder and that Mountain Union has made a bona fide, good faith effort to obtain the Approvals (and to acquire the necessary and appropriate license/leasehold/easement/fee ownership rights for the Site), and (ii) the parties, despite good faith efforts to do so, are unable to agree upon an Alternate Site, Conestoga shall, within thirty (30) days of its receipt of Mountain Union's invoice therefor, pay to Mountain Union fifty percent (50%) of the out-of-pocket costs reasonably incurred by Mountain Union in seeking approvals for the Site. If Mountain Union is successful in obtaining the Approvals prior to the expiration of the Approval Period, the following provisions shall apply.

            (e) Phase V Services. Not later than thirty (30) business days after its receipt of all required Approvals pertaining to a Site, Mountain Union shall commence the construction of the Site. Mountain Union shall construct all Towers in conformance with the Standard Build Parameters, as defined below, in a good and workmanlike manner in accordance with applicable industry standards. Not later than sixty (60) business days following the commencement of the construction, Mountain Union shall complete the construction of the Site, obtain all Approvals necessary for the use and occupancy thereof, and deliver a Completion Notice to Conestoga in the form attached hereto and incorporated herein as Exhibit "A". Prior to the commencement of Phase V Services pursuant to this Paragraph, Mountain Union shall give Conestoga written notice of any anticipated unusual costs of the type referenced in Section 6 hereof and the anticipated increase in the monthly rental payment or the appropriate capital contribution by Conestoga as a result thereof (the "Additional Cost Notice"). In the event that the parties reach agreement with respect thereto, such shall be referenced in the applicable Site License Agreement. In the event that the parties are not able to reach agreement with respect thereto, Conestoga shall have ten (10) business days after the receipt of the Additional Cost Notice to terminate the Site with respect to which the Phase V Services would be performed. In the event that Conestoga elects to terminate the Site and the parties, despite their use of good faith efforts to do so, are unable to agree upon an Alternate Site, Conestoga shall, within thirty (30) days of its receipt of Conestoga's invoice therefor, pay to Mountain Union fifty percent (50%) of the reasonable out-of-pocket costs incurred by Mountain Union with respect to the Site prior to Conestoga's election to termination Site Acquisition efforts with respect thereto.

            (f) Familiarity with Scope of Work. Mountain Union represents and warrants that it is familiar with the development and construction of communications towers, is or will become familiar with Conestoga's specifications applicable to Collocation Towers, will visit and examine each Site and the surrounding locale, and knows or will know the working conditions in and around each Site.

            (g) Quality Standard. Mountain Union agrees to perform its obligations and furnish its services hereunder properly, diligently, and in good faith in accordance with applicable industry standards, and in accordance with all applicable federal, state, and local laws, regulations, rules and ordinances (collectively "Laws" herein) .

         6. Site License Agreement. Not later than ten (10) business days following Mountain Union's delivery of the Completion Notice to Conestoga, the parties shall enter into a Site License Agreement pertaining to the Tower and related equipment and improvements (each, a "Site License" herein). Such Site License shall be in the form attached hereto and incorporated herein as Exhibit "B". The


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monthly rental payment to be paid by Conestoga under the Site License shall be not less than $1,500.00, exclusive of utility and related charges, and such rental obligation shall commence on the earlier of (i) the date of Conestoga's placement of equipment on the Site, or (ii) thirty (30) days after Mountain Union's delivery of the Certificate of Completion for the Site to Conestoga. In the event that: (a) there are extraordinary development costs pertaining to a Site (e.g., the required installation of a "stealth" or other specialty tower, unusual and material costs incurred in bringing power and or telecommunications services to the Site, etc.); or (b) Conestoga's build requirements for the Site materially exceed the parameters set forth in Exhibit "C"("Standard Build Parameters"), the parties shall negotiate in good faith to determine any appropriate increase(s) to the monthly rental payment and/or appropriate capital contribution(s) to be made by Conestoga with respect thereto. The Site License shall designate the specific equipment and antennas that Conestoga may place on the Tower and elsewhere on the Site (the "Customer Equipment" herein), as well as the location on the Tower and the Site on which such shall be placed. In the event that, following the execution of the Site License, Conestoga requests that the Customer Equipment be modified and or relocated, Mountain Union shall use commercially reasonable efforts to accommodate such request provided, however, that (i) the implementation of such request will not, in Mountain Union's commercially reasonable judgment, interfere with the use of the Site by other customers already located thereon; (ii) the implementation of such request would not, in Mountain Union's commercially reasonable judgment, have a material, adverse effect upon the marketability of the Site; and (iii) the parties agree upon the terms (including, without limitation, payment terms) applicable to the modification/relocation of the Customer Equipment. The parties acknowledge and agree that any request (a) to change the location of Customer Equipment on a Tower, (b) to expand the footprint of Customer Equipment elsewhere on the Site,
(c) to modify the antenna(s) located on a Tower or the placement thereof in such a way as to increase Conestoga's usage of the Site, or (d) to change the radio frequencies operated on the Site in such a way as to increase Conestoga's usage of the Site may, in Mountain Union's sole reasonable discretion, result in an increase to the monthly rental payment under the applicable Site License, which increase, if any, shall be mutually-agreed upon by the parties in writing.

         7. Conestoga Minimum Tower Commitment. Conestoga agrees and acknowledges that Mountain Union would not enter into in this Agreement or the Asset Acquisition Agreement absent Conestoga's commitment to, within the first twenty-four (24) months of the Term of this Agreement, refer a sufficient number of Site needs and opportunities that will result in Conestoga becoming the anchor tenant (as such term is commonly used in the real estate industry) on not less than twenty (20) Collocation Towers to be constructed or acquired by Mountain Union pursuant to the terms of this Agreement (the "Conestoga Minimum Tower Commitment"). IN THE EVENT THAT CONESTOGA BREACHES ITS OBLIGATIONS UNDER THIS SECTION 7 AND PROVIDED THAT MOUNTAIN UNION HAS (i) NOT ACTED IN BAD FAITH,
(ii) NOT UNREASONABLY DELAYED IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, OR (iii) COMPLIED WITH ITS OBLIGATIONS UNDER SECTION 4(b) HEREOF, CONESTOGA SHALL, WITHIN THIRTY (30) DAYS OF ITS RECEIPT OF MOUNTAIN UNION'S INVOICE THEREFOR, PAY TO MOUNTAIN UNION AS LIQUIDATED DAMAGES (A) THE DIFFERENCE BETWEEN TWENTY (20) AND THE ACTUAL NUMBER OF NEWLY-CONSTRUCTED OR ACQUIRED COLLOCATION SITES WITH RESPECT TO WHICH CONESTOGA ENTERED INTO A SITE LICENSE WITH MOUNTAIN UNION PURSUANT TO THIS AGREEMENT, MULTIPLIED BY (B) $100,000.00 PER SITE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE PREVIOUS SENTENCE, IN THE EVENT THAT CONESTOGA BREACHES ITS

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OBLIGATIONS UNDER THIS PARAGRAPH BY FAILING TO MEET THE CONESTOGA MINIMUM TOWER
COMMITMENT BY FIVE (5) SITES OR LESS, THE APPLICABLE FEE TO BE USED IN THE LIQUIDATED DAMAGES CALCULATION SET FORTH IN THE PREVIOUS SENTENCE SHALL BE $50,000.00 PER SITE, NOT $100,000.00 PER SITE.

         8. Right of First Refusal to Purchase. In the event that, Mountain Union declines a Search Ring proposed by Conestoga or the opportunity to construct or acquire a tower hereunder and, in doing so, has complied with its obligations under Section 4(b) of this Agreement and, within two (2) years after its initial tendering of the Search Ring to Mountain Union, Conestoga acquires or construct a tower(s) therein, Mountain Union shall have an option to purchase such tower(s) within a period of twelve (12) months immediately following Conestoga's commercial deployment of the Site on the following terms and conditions:

                  (a) the price shall be, with respect to the first five (5) Sites, Conestoga's Cost plus ten percent (10%), and with respect to all other towers, the Current Market Value of the Site ;

                  (b) transaction expenses, taxes and rentals shall be divided or apportioned between the parties in accordance with standard practice in Pennsylvania;

                  (c) closing (which closing shall be subject to the same conditions precedent to closing as those set forth in Sections 5.1 through 5.8, 6.1 and 6.2 of the Asset Acquisition Agreement) shall be held on the purchase and sale of the Site within thirty (30) days after Mountain Union gives Conestoga notice of its exercise of the option to purchase; and

                  (d) Conestoga and Mountain Union shall enter into a Site License in accordance with Section 6 of this Agreement with respect to the Site.

As used in Section 8(a) of this Agreement, "Cost" shall mean the out-of-pocket costs incurred by Conestoga in (A) acquiring the Site, (B) constructing the Tower, and (C) obtaining all required approvals (including, without limitation, occupancy permits) therefor required by Law without markup. As used in Section 8(a) of this Agreement, "Current Market Value" shall mean either: (1) the current market value of the Site as mutually agreed upon by the parties in writing; or (2) if the parties are unable to reach agreement pursuant to clause
(1) within fifteen (15) business days, the arithmetic average of three (3) appraisals issued, respectively, by three (3) qualified real estate appraisers in the business of appraising communications towers. In the event that the Current Market Value is determined pursuant to clause (2) of the preceding sentence, one (1) appraiser shall be selected by Conestoga, one (1) appraiser shall be selected by Mountain Union, and the third appraiser shall be selected, respectively, by the mutual designation of the appraisers selected by Conestoga and Mountain Union.

         9. Office Space. During the Term of this Agreement and to further the purposes hereof, Conestoga shall make available to Mountain Union office space in the offices of CWC (or any permitted successor-in-interest thereto) in Boyertown, Pennsylvania for up to two (2) Mountain Union employees ("Mountain Union Personnel"). Such office space shall be provided to Mountain Union without charge except that Mountain Union will reimburse Conestoga for long distance telecommunications charges incurred by Mountain Union Personnel.

         10. Default. Either party shall be in default of this Agreement (each, an "Event of Default") if: (i) any representation or warranty made by such party in this Agreement is or becomes false or erroneous in any material respect; or
(ii) any material covenant or material obligation (including, without limitation, payment obligations) made or undertaken by either party hereunder is not timely, adequately, or properly performed in accordance with the terms of this Agreement, and applicable industry standards and is not cured within forty-five (45) days after the breaching party's receipt of written notice of the breach from the non-breaching party or, in the case of a party's failure to comply with a monetary obligation hereunder, within ten business (10) days after the breaching party's receipt of written notice of the breach from the non-breaching party (the "Cure Period"). Notwithstanding anything to the contrary in this paragraph, in the event of a non-monetary breach, so long as the defaulting party commences appropriate curative action within the Cure Period and thereafter diligently prosecutes such cure to completion within ninety (90) days after the breaching party's receipt of written notice of the breach from the non-breaching party, such breach shall not be deemed to constitute an Event of Default hereunder. Upon the occurrence of an Event of Default, the terms of Section 3(b) of this Agreement shall apply.

         11. Representations and Warranties of Mountain Union with respect to each Site. As of the effective date of each Site License executed pursuant to this Agreement, Mountain Union hereby represents and warrants to Conestoga that Mountain Union shall have good and marketable title to a fee simple estate or a valid leasehold, easement, or license interest in the real property on which the Site is located, free and clear of all liens and encumbrances that would interfere with Conestoga's rights under the Site License (unless any such liens or encumbrances are waived by Conestoga in writing).

         12. Indemnification. Each party (the "Indemnifying Party") will defend, indemnify and hold harmless the other party (the "Indemnified Party"), and the respective directors, officers, employees and agents of the Indemnified Party, from and against any and all third party claims, costs, losses, damages, judgments and expenses (including reasonable attorneys' fees and court costs) (collectively, "Claims") arising out of or in connection with any alleged breach of the Indemnifying Party's obligations, representations, warranties and/or covenants set forth in this Agreement. The Indemnified Party agrees that the Indemnifying Party shall have sole and exclusive control over the defense and settlement of any such third party claim with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall promptly notify the Indemnifying Party of any such claim of which it becomes aware and shall: (a) at the Indemnifying Party's expense, provide reasonable cooperation to the Indemnifying Party in connection with the defense or settlement of any such claim; and (b) at the Indemnified Party's expense, be entitled to participate in the defense of any such claim. Except with respect to a settlement solely requiring the payment of money by the Indemnifying Party, the Indemnifying Party shall not acquiesce to any judgment or enter into any settlement or any other resolution without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

         13. Insurance. Mountain Union shall maintain the following insurance policies throughout the Term (and any extension(s) thereof, if applicable) of this Agreement:

Workers' Compensation                                   Statutory Limit

Comprehensive General Liability:
     Bodily Injury and                                  $500,000 per person
     Property Damage                                    $2,000,000 each occurrence
                                                        $2,000,000 aggregate

Comprehensive Automobile Liability:
     Bodily Injury                                      $500,000 each person
     Property Damage                                    $2,000,000 each occurrence.

The insurance specified above shall: (i) name Conestoga as an "Additional Insured" in matters covered by this Agreement; (ii) provide that said insurance is primary coverage with respect to all insureds; (iii) contain a Standard Cross Liability Endorsement or severability of interest clause which provides that the liability insurance applies separately to each insured and that the policies cover claims or suits by one insured against the other; and (iv) not be terminated, canceled, lapsed, or materially changed without thirty (30) days prior written notice to Conestoga. If requested by Conestoga, Mountain Union shall provide Conestoga with certification by a properly qualified representative of the insurer that Mountain Union's insurance coverage complies with this Section.

         14. Compliance with Laws and Agreements. Both parties shall comply with all applicable laws, ordinances, regulations, statutes, rules and restrictions pertaining to their obligations hereunder.

         15. Corporate Authorizations. Each party has received all appropriate authorizations and consents to enter into this Agreement and to perform its obligations hereunder.

         16. Captions. The captions contained herein are for convenience only and are not a part of this Agreement.

         17. Entire Agreement. This Agreement, Exhibits A, B, C, D and E hereto, and the Asset Acquisition Agreement together with the documents incorporated by reference therein (collectively, the "Transaction Documents") contain the entire agreement between Conestoga and Mountain Union with respect to the subject matter contained therein and all other representations, negotiations and agreements, whether written and oral, are superseded thereby and are of no force or effect. This Agreement may be amended and modified only in a writing signed by duly-authorized representatives of both parties to the Agreement.

         18. Survival. The following Sections of this Agreement shall survive the expiration or earlier termination hereof: 5(d), 5(e) (to the extent that sums due and owing thereunder remain unpaid as of the expiration or effective date of termination of this Agreement) 7, 8, (to the extent that this Agreement is not terminated by Conestoga as a result of an Event of Default by Mountain Union), 12, 14, 15, 16, 17, 18, 20, 21, 22, 23, 24, 25, 27, 28 and 29.
Notwithstanding anything to the contrary in the previous sentence, if Conestoga terminates this Agreement in accordance with Section 2(b) as the result of an Event of Default hereunder by Mountain Union, Section 7 shall be null and void and shall not survive the termination of this Agreement. If Mountain Union terminates this Agreement in accordance with Section 2(b) as the result of an Event of Default hereunder by Conestoga, Section 7 shall survive termination and remain in full force and effect.

         19. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties to this Agreement. Neither party may transfer or otherwise assign this Agreement or any of its rights or obligations hereunder without the other party's prior written consent, which consent will not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement or its rights and obligations hereunder by merger or otherwise in whole or in part, without the consent of the other party, to any entity controlled by, controlling or under common control with it or to any entity which acquires (by merger, consolidation, stock or otherwise) substantially all of the assets of such party. In addition, Mountain Union may enter into such subcontracts as Mountain Union deems to be necessary and appropriate to the fulfillment of its obligations hereunder provided, however, that Mountain Union shall be responsible to Conestoga for the performance or failure to perform of all subcontractors engaged by Mountain Union, their employees, and agents.

         20. Dispute Resolution. Except for the right of any party to apply to a court for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any controversy or claim arising out of or relating to this Agreement or to its breach (a "Dispute") will be resolved by the process set forth in this Section 20, which Conestoga and Mountain Union agree will be the sole and exclusive process for the resolution of such Disputes.

            (a) Negotiation. The parties will attempt in good faith to resolve any Dispute promptly by negotiations involving at least one (1) duly-authorized representative of each party. Any party may give the other party written notice of any Dispute not resolved by such representatives in the normal course of business ("Notice of Dispute"), requesting a meeting that will be attended by at least one (1) executive representing each party who has decision-making authority with respect to the Dispute ("Dispute Resolution Meeting"). The Dispute Resolution Meeting shall occur not later than ten (10) business days following the date of such Notice. If either party intends to be accompanied at the Dispute Resolution Meeting by an attorney, the Notice of Dispute shall so state and the other party, at its option, may also be accompanied by an attorney. All negotiations pursuant to this Section 20(a) are confidential and will be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and applicable state rules of evidence.

            (b) Arbitration. Any dispute that has not been resolved pursuant to the previous paragraph for any reason within twenty (20) business days of the Dispute Resolution Notice will be finally settled by binding arbitration by a single arbitrator. The arbitration shall take place in King of Prussia, Pennsylvania. Arbitration will be conducted in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association (the "Rules") with the following exception if such conflicts with the Rules: the arbitration may proceed in the absence of any party if written notice (pursuant to the Rules) of the proceedings has been given to such party. The parties hereto agree to abide by all decisions and awards rendered in such proceedings. Such decision and awards rendered by the arbitrator(s) will be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes will be settled in this manner in lieu of any action at law or equity. The arbitrator will not have the power or authority to award punitive damages, consequential damages, or speculative damages.

         21. Applicable Law. This Agreement shall be construed by and controlled under the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws principles.

         22. Construction of Agreement. All parties agree that the provisions of this Agreement shall not be construed or interpreted against any party to the Agreement based upon authorship.

         23. Counterparts. This Agreement may be executed via facsimile and in any number of counterparts, each of which when executed and delivered shall be an original, but all counterparts shall constitute one and the same instrument.

         24. Parties Bound. The rights and obligations under this Agreement shall be binding upon and inure to the benefit of the parties to the Agreement, their heirs, successors, administrators and assigns (where assignment is permitted pursuant to the terms hereof). The use of any gender shall be deemed to refer to the appropriate gender, whether masculine, feminine or neuter, and the singular shall be deemed to refer to the plural where appropriate, and vice versa.

         25. Limitation of Liability. Except as set forth in Section 12 hereof entitled "Indemnification," IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOSS OF DATA, OR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         26. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall delivered by (i) certified or registered mail, return receipt requested, which shall be deemed received three (3) business days after posting, (ii) by a guarantied overnight delivery which shall be deemed received one (1) business day after dispatch,
(iii) by personal service which shall be deemed received on the date of personal service, or (iv) by facsimile which shall be deemed received on the date of transmission if a transmission receipt from the transmitting machines verifies that transmission has been completed, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which any party shall designate in writing to the other parties in accordance with this Section 26).

         If to Mountain Union to:   Mountain Union Telecom, LLC
                                    301 N. Fairfax Street, Suite 101
                                    Alexandria, VA 22314
                                    Attn: Daniel J. Rabbitt
                                    Telecopy: (703) 535-3051

         With a copy to:            Mountain Union Telecom, LLC
                                    1006 West 9th Avenue, 2nd Floor
                                    King of Prussia, PA 19406
                                    Attn: A. Ortolani
                                    Telecopy: (610) 582-0409

         And to:                    Roni D. Jackson, Esq.
                                    Bainbridge Group
                                    19700 Fairchild Road, Suite 240
                                    Irvine, CA 92612
                                    Telecopy: (949) 442-9489

         If to Conestoga, to:       Conestoga Wireless Company
                                    202 E. First Street
                                    Birdsboro, PA 19508
                                    Attn: President
                                    Telecopy: (610) 582-6338

         With a copy to:            Barley, Snyder, Senft & Cohen
                                    501 Washington Street
                                    P.O, Box 942
                                    Reading, PA 19603-0942
                                    Attn: John Hibschman
                                    Telecopy: (610) 376-5243

         27. Force Majeure. In no event shall a party have any claim or right against the other party for any delay or failure of performance due to causes beyond its reasonable control, including, but not limited to: acts of God, fire, explosion, vandalism, cable cut, storm, flood or other similar occurrences; national emergencies; unavailability or shortages of materials or rights of way; insurrections; riots, wars; or strikes, lock-outs, work stoppages, or other labor difficulties.

         28. Confidentiality; Press Release. Each party agrees to keep confidential and to use only for purposes of performing under this Agreement any information disclosed by the other party (whether orally or in writing, in tangible or in-tangible form) which is identified by the disclosing party at or about the time of disclosure as confidential ("Confidential Information"). The parties agree that the terms of this Agreement and all negotiations relating thereto are deemed to be Confidential Information jointly owned by the parties that may not be disclosed by either party without the prior written approval of the other, which approval will not be unreasonably withheld. The obligation of confidentiality shall not apply to information which is publicly available through authorized disclosure, is known by the receiving party at the time of disclosure as evidenced by a writing produced by the receiving party, is rightfully obtained from a third party who has the right to disclose it, or is required by law to be disclosed. Upon any termination of this Agreement, each party shall return to the other party all Confidential Information of the other party, and all copies thereof, in the possession, custody or control of such party. Following the execution of this Agreement, the parties agree to execute a press release in mutually acceptable form summarizing the relationship created hereby (the "Press Release"). No Press Release shall be executed without the written approval of each party hereto, provided that Conestoga, as a publicly traded company, has legal obligations to make public disclosures, and Mountain Union's right of approval shall be exercised timely in a manner not unreasonably to interfere with Conestoga's public disclosure obligations.

         29. Partial Invalidity. In the event that any paragraph or portion of this Agreement is held to be invalid with respect to any particular Site referenced herein, such paragraph or portion of this Agreement shall be stricken from and construed for all purposes as not constituting a part of this Agreement, and the remaining portion of this Agreement shall remain in full force and effect pursuant to its terms.

         30. Key Employees. In the event that Conestoga employs the Key Employees, as defined in and pursuant to the terms of Section 3.18 of the Asset Acquisition Agreement, Conestoga shall make the Key Employees available to

Mountain Union on an as-needed basis and at commercially reasonable rates to assist Mountain Union in its performance under this Agreement. In the event that Mountain Union employs the Key Employees, as defined in and pursuant to the terms of Section 3.18 of the Asset Acquisition Agreement, Mountain Union shall make the Key Employees available to CWC on an as-needed basis at commercially reasonable rates to perform services with respect to site location and development necessary for the build-out of CWC's PCS system.

         31. Standard of Conduct. Both parties shall, in their performance hereunder, act in good faith without unreasonable delay.

         IN WITNESS WHEREOF, the parties have caused this Build-To-Suit Agreement to be executed by their duly authorized representatives as of the Effective Date first above written.

CONESTOGA ENTERPRISES, INC.


By: /s/Harrison H. Clement, Jr.
    -------------------------------

Title: Senior Vice President
      -----------------------------



CONESTOGA MOBILE SYSTEMS, INC.


By: /s/Harrison H. Clement, Jr.
    ------------------------------

Title: President
      ----------------------------


CONESTOGA WIRELESS COMPANY


By: /s/ William D. Chamblin, III
   -------------------------------

Title: President
      ----------------------------


MOUNTAIN UNION TELECOM, LLC

By: /s/ David E. Weisman
   -------------------------------
   David E. Weisman
   President